Exhibit 99.1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, each of the undersigned hereby agrees to the joint filing, on behalf of the undersigned, of a statement on Schedule 13D (including amendments thereto) with respect to the common stock, par value $0.01 per share, of Red Lion Hotels Corporation, and that this agreement be included as an exhibit to such joint filing. This agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument. The undersigned acknowledge that each shall be responsible for the timely filing of any amendments, and for the completeness and accuracy of the information concerning him or it contained herein and therein, but shall not be responsible for the completeness and accuracy of the information concerning the others.

IN WITNESS WHEREOF, each of the undersigned hereby executes this agreement as of this 23rd day of October, 2013.

SEVEN SEAS TRADING LIMITED

By:	/s/ David Aim
Name: David Aim
Title: Director

/s/ David Aim
David Aim

/s/ Aboud Khaddam
Aboud Khaddam